Exhibit 99.1

Mark C. Oley Added to FNCB Bank Advisory Board

November 25, 2022, Dunmore, PA — FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (Bank), today announced that Mark C. Oley has been appointed to the Bank’s advisory board.

The Bank advisory board consists of individuals from across Northeastern Pennsylvania. The network of diverse and experienced business leaders provides strategic and expert advice on the markets the Bank serves.

Mr. Oley currently serves as President of Oley Industries, West Wyoming, PA and Carbondale Concrete Co., Simpson, PA, which he proudly operates with his sons Louis, Nicholas and Samuel and his nephew George Pfeiffer. Both enterprises produce ready-mixed concrete and pre-cast construction products. He has also operated Oley Real Estate for the past 25 years.

Active in the community, he is a member of the George M. Dallas Lodge Free and Accepted Masons, Irem Temple Shriners, Huntsville Golf Club, Wyoming Businessmen’s Club, Westmoreland Club Building and Planning Committee and a member of the Harveys Lake Yacht club and former Board of Governor’s member. Mark resides in Harveys Lake with his wife Ann.

The addition of Mr. Oley brings the advisory board to 22 members. Other include:

Peter "PJ" Adonizio; Joseph D. Burke, Esquire; Nina M. DeCosmo, Esquire; Samuel A. Falcone, Jr., Esquire; Paul S. Falzone; Patrick J. Fricchione, MD; Elizabeth Graham; Francis J. Hoegen, Esquire; Dr. Raymond Joseph, MD, FASN; Donald G. Karpowich, Esquire; John A. Kutz, MD, FACS; Linda L. Malinowski; Earl Marshall; Sean C. McGrath; Peter J. Moses, Esquire; Vincent J. Nardone; Kate Daye Ruane; Pat Rogan; Robert S. Tamburro; Kenneth J. Temborski; and Jeffrey Woytowich.

About FNCB Bancorp, Inc.:
FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 112 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

Attached photos: Mark C. Oley

INVESTOR CONTACT:
James M. Bone, Jr., CPA
Executive Vice President and Chief Financial Officer
FNCB Bank
(570) 348-6419
james.bone@fncb.com

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